                                                                   Exhibit 5.1
                         DUANE, MORRIS & HECKSCHER LLP

                                ATTORNEYS AT LAW

                               ONE LIBERTY PLACE
                          PHILADELPHIA, PA 19103-7396
                                 (215) 979-1000

                                      FAX
                                 (215) 979-1020
122 E. 42nd STREET, SUITE 3300                   1667 K STREET N.W., SUITE 700
     NEW YORK, NY 10168                           WASHINGTON, D.C. 20006-1608

305 NORTH FRONT STREET, 5th FLOOR                1201 MARKET STREET, SUITE 1500
   HARRISBURG, PA 17108-1003                       WILMINGTON, DE 19801-0195

735 CHESTERBROOK BOULEVARD                            314 S. STATE STREET
  WAYNE, PA 19087-5638                                  DOVER, DE 19901

968 POSTAL ROAD, SUITE 200                       51 HADDONFIELD ROAD, SUITE 340
 ALLENTOWN, PA 18109-0400                          CHERRY HILL, NJ 08002-4810

777 SOUTH FLAGLER DRIVE, SUITE 800W              ONE GATEWAY CENTER, SUITE 1210
   WEST PALM BEACH, FL 33401                            NEWARK, NJ 07102

                              September 25, 1997


The Board of Directors of
Petroleum Development Corporation
103 East Main Street
Bridgeport, WV  26330


     RE:  PETROLEUM DEVELOPMENT CORPORATION
          ---------------------------------

Gentlemen:

     We have acted as counsel to Petroleum Development Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1993, as amended, of a registration statement on Form S-2 (the "Registration Statement") relating to the offer and sale by the Company of up to 4,077,500 shares of Common Stock and up to 350,000 shares of Common Stock by certain selling stockholders ("Selling Stockholders") aggregating up to 4,427,500 shares (the "Shares") of Common Stock, $.01 par value, of the Company.

     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based upon the foregoing, it is our opinion that:

     (i) the Shares to be issued and sold by the Company have been duly and validly authorized and, when sold in the manner contemplated by the underwriting agreement (the "Underwriting Agreement") filed as an exhibit to the Registration Statement and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally issued, fully paid and non-assessable; and

     (ii) the Shares to be sold by the Selling Stockholders are duly and validly authorized, legally issued, fully paid and non-assessable.

     We are not admitted to practice in the State of Nevada. Therefore, in giving the foregoing opinion, we have relied exclusively on the opinion of Woodburn and Wedge, addressed to us, dated September 25, 1997, with respect to the laws of the State of Nevada, upon which, in our opinion, both you and we are entitled to rely.

     We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Prospectus under the caption "Legal Matters."

                                   Sincerely,

                                   /s/ Duane, Morris & Hecksher LLP



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